Exhibit 99.1
SI-BONE, Inc. Reports Third Quarter 2019 Financial Results and Updates Full-Year 2019 Revenue Guidance

SANTA CLARA, Calif. November 11, 2019 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended September 30, 2019.

Recent Highlights

•	Revenue of $16.2 million for the third quarter 2019, representing a 21% increase over third quarter 2018

•	U.S. revenue of $14.9 million for the third quarter 2019, representing a 22% increase over third quarter 2018

•	Published five-year prospective study results on 103 patients treated with iFuse Implant System, showing continued durability of clinical response and positive radiographic outcomes

•
Obtained positive coverage from Wellmark Blue Cross Blue Shield for 1.5 million members in South Dakota and Iowa and transitioned Health New England to exclusive iFuse coverage for minimally invasive SI joint fusion

•	Announced the Medicare physician payment increase of 27% for minimally invasive SI joint fusion

“We continue to focus on accelerating our growth by hiring sales people, training surgeons, and launching new products like Bedrock,” said Jeffrey Dunn, President, Chief Executive Officer, and Chairman. “In addition, we are working to influence positive reimbursement coverage by the remaining large payors in the U.S. with the publication of our five-year prospective clinical data. We are also pleased with the decision by Medicare to increase the surgeon payment from $720 to $915 effective January 1, 2020, recognizing the greater work effort and intensity involved in performing minimally invasive SI joint fusion.”

Third Quarter 2019 Financial Results

Revenue was $16.2 million in the third quarter 2019, a 21% increase from $13.4 million in the corresponding prior year period. U.S. revenue for the third quarter 2019 was $14.9 million, an increase of 22% from the corresponding prior year period primarily driven by growth of domestic case volumes. Our international revenue was $1.3 million in the third quarter 2019.

Gross margin was 90% for the third quarter 2019, as compared to 91% in the corresponding prior year period. The change in gross margin was due to an increase in personnel in operations to support the growth of the business.

Operating expenses were $25.1 million in the third quarter 2019, as compared to $15.2 million in the corresponding prior year period, an increase of 65%. The increase in operating expense was primarily driven by increased sales hiring, surgeon training, new public company costs, stock-based compensation and litigation expenses.

Operating loss was $10.6 million in the third quarter 2019, as compared to $3.0 million in the corresponding prior year period.

Net loss was $11.3 million, or $0.46 per diluted share for the third quarter 2019, as compared to $4.8 million, or $1.29 per diluted share in the corresponding prior year period.

Cash and marketable securities were $101.5 million as of September 30, 2019.

2019 Financial Guidance

SI-BONE now expects full year 2019 revenue to be in the range of $65.5 million to $66.5 million, representing growth of 18% to 20% over full year 2018 revenue. This compares to the Company’s previously full year 2019 total revenue guidance of $65.0 million to $66.5 million.
Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the third quarter 2019 financial results after market close on Monday, November 11, 2019 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 8881559. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two RCTs, showing improved pain, patient function and quality of life resulting from treatment. There are over 75 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment immobilization and stabilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion.

There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit. Rx Only. For indications, risks, and safety information visit: www.si-bone.com/risks.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. iFuse Implant is a trademark of SI-BONE, Inc.  ©2019 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding SI-BONE’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on SI-BONE’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include SI-BONE’s ability to expand its sales and marketing capabilities and increase surgeon demand for iFuse, increase revenue through new products, obtain favorable coverage and reimbursement determinations from third-party payors, and fulfill its projections about 2019 full year revenue. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of the risks and uncertainties, which are described in SI-BONE’s filings on Form 10-K and Form 10-Q and SI-BONE’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$16,182	$13,381	$47,490	$39,756
Cost of goods sold	1,630	1,221	4,744	3,451
Gross profit	14,552	12,160	42,746	36,305
Gross margin	90%	91%	90%	91%

Operating expenses:
Sales and marketing	16,443	10,605	48,985	31,890
Research and development	1,874	1,373	5,503	3,875
General and administrative	6,816	3,226	15,776	8,198
Total operating expenses	25,133	15,204	70,264	43,963

Loss from operations	(10,581)	(3,044)	(27,518)	(7,658)
Interest and other income (expense), net:
Interest income	612	69	2,051	199
Interest expense	(1,243)	(1,282)	(3,706)	(3,826)
Other expense, net	(94)	(535)	(132)	(855)
Net loss	$(11,306)	$(4,792)	$(29,305)	$(12,140)

Net loss per share, basic and diluted	$(0.46)	$(1.29)	$(1.19)	$(3.34)
Weighted-average number of common shares used to compute basic and diluted net loss per share	24,803,452	3,712,876	24,596,788	3,638,905

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$12,614	$25,120
Short-term investments	83,609	97,103
Accounts receivable, net	9,918	8,486
Inventory	4,953	3,343
Prepaid expenses and other current assets	1,619	1,990
Total current assets	112,713	136,042
Long-term investments	5,273	—
Property and equipment, net	3,025	2,154
Other non-current assets	305	325
TOTAL ASSETS	$121,316	$138,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,623	$2,146
Accrued liabilities and other	10,211	6,860
Total current liabilities	12,834	9,006
Long-term borrowings	39,158	38,963
Other long-term liabilities	363	360
TOTAL LIABILITIES	52,355	48,329

Stockholders' Equity:
Common stock and additional paid-in capital	254,968	246,930
Accumulated other comprehensive income	475	439
Accumulated deficit	(186,482)	(157,177)
TOTAL STOCKHOLDERS' EQUITY	68,961	90,192
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$121,316	$138,521